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                           [PENDA TRUCK ACCESSORIES]





PRESS RELEASE                                                     MARCH 29, 2000


                              FOR RELEASE:  Immediately
                     FOR MORE INFORMATION:  Kristin Uttech
                                            Director of Marketing
                                            Penda Corporation
                                            (608) 742-5301 Ext. 7827

                                 PENDA ANNOUNCES
                            DEFINITIVE SALE AGREEMENT

PORTAGE, WIS. -- Penda Corporation announced today a definitive Agreement for the sale of the company to a group led by William Blair Capital Partners along with co-investors, Wind Point Partners and Norwest Equity Partners. Bear Stearns is acting as financial advisor to Penda in this transaction. The closing is expected to take place within the next 30 days. New company ownership will also include the current management team at Penda.

         Penda is the nation's largest manufacturer and marketer of pick-up truck bedliners, serving both the original equipment and automotive aftermarkets. Penda also manufactures a full-line of truck accessories including soft and hard tonneau covers, step boards, tie-downs, and bedmats. Penda's subsidiaries, Penda Glasstite, Inc. and Tri-Glas Industries manufacture premium fiberglass truck caps, running boards and hard tonneau covers.

         The current management team at Penda will remain in place following the new Agreement. Jack Thompson, President and CEO of Penda Corporation, states, "This transition will be invisible to both our customers and employees. In fact, it will provide additional opportunities for both groups. Our entire management team is very excited about our new partnership with the group led by William Blair. Last year we took the number one market share


                                PENDA CORPORATION
    2344 W. Wisconsin St., PO Box 449, Portage, WI 53901-0449 (608) 742-5301



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position in the bedliner category. With our additional resources, we expect to take leadership positions in the other truck accessory categories as well."

         The new Agreement also will allow Penda to have access to additional equity. Leo Waner, Chief Financial Officer for Penda, explains, "The additional capital infusion will allow Penda to continue our aggressive acquisition strategy. Penda has acquired Custom Form and Glasstite, Inc. within the last two years. We will continue to position ourselves as a complete platform for truck accessories with companies that complement our current product line. The potential for market leadership in numerous areas of the truck accessory industry is accelerated with our new partnership."

         Penda manufactures the top brand bedliner, the Pendaliner SR, and the officially licensed products of NASCAR Trucks, the Pendaliner SR PRO and the Pendacover PRO, as well as the Pendatray SR, Pendacover, Hide-A-Hook tie-downs, and bed mats. For additional product information, visit www.pendacorp.com.



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                                PENDA CORPORATION
    2344 W. Wisconsin St., PO Box 449, Portage, WI 53901-0449 (608) 742-5301